Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Rogers Corporation 2009 Long-Term Equity Compensation Plan and a stock acquisition program of Rogers Corporation for the registration of 985,000 shares of capital stock of our reports dated February 20, 2009, with respect to the consolidated financial statements and schedule of Rogers Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Rogers Corporation filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

May 4, 2009